UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2010

ARMSTRONG WORLD INDUSTRIES, INC.
 (Exact name of registrant as specified in its charter)

Pennsylvania	1-2116	23-0366390
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 3001, Lancaster, Pennsylvania	17604
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 397-0611

NA
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.05. Costs Associated with Exit or Disposal Activities.
On August 19, 2010, Armstrong World Industries, Inc. (the “Company”) issued a press release announcing that as a result of declining European demand, the Company plans to exit the residential flooring business in Europe as soon as possible. The major factors that contributed to the decision to exit the European residential flooring business and the proposal to close the Teesside plant were the significant reductions in demand for residential cushion vinyl flooring products across Europe and the small scale and disadvantageous input costs of the Teesside facility. As a result of this exit, the Company intends to close its manufacturing plant at Stockton-on-Tees, Teesside, UK by the end of the first quarter of 2011. The site employs 163 people. The actual number of jobs affected will be determined following an employee consultation period, which will last at least 90 days.
Total estimated charges of approximately $10 million are expected to be recorded in the third and fourth quarters of 2010 and possibly continue into the first quarter of 2011. These charges will include severance benefits and asset write-downs; the amount of severance benefits will be determined following an employee consultation period. Related cash expenditures are expected to be approximately $6 million.
Results in the first six months of 2010 were sales of approximately $19 million and operating losses of approximately $4 million.
The full text of the press release is attached hereto as Exhibit 99.1.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
No. 99.1 Press Release of Armstrong World Industries, Inc. dated August 19, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG WORLD INDUSTRIES, INC.
By:	/s/ Jeffrey D. Nickel
Jeffrey D. Nickel
Senior Vice President, General Counsel and Secretary

Date: August 19, 2010